Exhibit 10.23

Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type of information that the Company treats as private or confidential, as indicated by the marking “[REDACTED]”.

CONVERTIBLE LOAN AGREEMENT	PERJANJIAN PINJAMAN YANG DAPAT DIKONVERSIKAN

between	antara

Phaos Technology Pte Ltd as Lender	Phaos Technology Pte Ltd sebagai Kreditur

and	dan

PT Neura Integrasi Solusi as Borrower	PT Neura Integrasi Solusi sebagai Debitur

DATED THIS 19 January 2024	TERTANGGAL 19 Januari 2024

Page/halaman 1 of/dari 29

CONVERTIBLE LOAN AGREEMENT

THIS CONVERTIBLE LOAN AGREEMENT (“Agreement”) is entered into as of 19 January 2024 by and between:

1.	Phaos Technology Pte Ltd, a limited liability company duly established and existing under the laws of the Republic of Singapore, domiciled in Singapore and having its address at 83 Science Park Drive, The Curie, #04-01A/B, Singapore - 118258, in this matter represented by Andrew Yeo in his capacity as CEO (Phaos Technology Pte Ltd, its successors in title and assignees hereinafter referred to as the “Lender”); and

2.	PT Neura Integrasi Solusi, a limited liability company duly established and existing under the laws of the Republic of Indonesia, domiciled in Yogyakarta and having its address at Jalan Bantul km. 9, Juron, RT/RW: 19/00, Krandohan, Pendowoharjo, Kecamatan Sewon, Kabupaten Bantul, Daerah Istimewa Yogyakarta 55186, in this matter represented by Indarto in his capacity the President Director (PT Neura Integrasi Solusi, its successors in title and assignees hereinafter referred to as the “Borrower”),

(the Lender and the Borrower are hereinafter collectively referred to as the “Parties” and individually as a “Party”).

in consideration of the premises, the Parties agree as follows:

PERJANJIAN PINJAMAN YANG DAPAT
DIKONVERSIKAN

PERJANJIAN PINJAMAN YANG DAPAT DIKONVERSIKAN INI (“Perjanjian”) dibuat pada 19 Januari 2024 oleh dan antara:

1.	Phaos Technology Pte Ltd, suatu perseroan terbatas yang didirikan berdasarkan hukum Republik Singapura, berdomisili di Singapura dan beralamat di 83 Science Park Drive, The Curie, #04- 01A/B, Singapore - 118258, dalam hal ini diwakili oleh Andrew Yeo dalam kapasitasnya sebagai CEO (Phaos Technology Pte Ltd, penerus hak dan penerima pengalihannya untuk selanjutnya disebut sebagai “Kreditur”); dan

2.	PT Neura Integrasi Solusi, suatu perseroan terbatas yang didirikan berdasarkan hukum Republik Indonesia, berkedudukan di Yogyakarta dan beralamat di Jalan Bantul km. 9, Juron, RT/RW: 19/00, Krandohan, Pendowoharjo, Kecamatan Sewon, Kabupaten Bantul, Daerah Istimewa Yogyakarta 55186, Indonesia, dalam hal ini diwakili oleh Indarto dalam kapasitasnya sebagai Direktur Utama (PT Neura Integrasi Solusi, penerus hak dan penerima pengalihannya untuk selanjutnya disebut sebagai “Debitur”),

(Kreditur dan Debitur selanjutnya secara bersama-sama disebut sebagai “Para Pihak” dan secara terpisah sebagai “Pihak”).

Berdasarkan hal-hal tersebut, Para Pihak menyetujui hal-hal sebagai berikut:

Page/halaman 2 of/dari 29

Article 1

DEFINITIONS AND INTERPRETATION

(1)	Definitions in this Agreement:

a.	“Authorisation” means an authorisation, consent, approval, permit, resolution, licence, exemption, filing, notarisation or registration.

b.	“Borrower’s Account” means the following bank account of the Borrower:

c.	“Business Day” means a day (other than a Saturday or Sunday or public holiday) on which banks are open for general business in Jakarta, Indonesia.

d.

e.	“Conditions Subsequent” has the meaning given to it in Article 5 paragraph (2).

f.

g.

Pasal 1

DEFINISI DAN INTERPRETASI

(1)	Definisi dalam Perjanjian ini:

a.	“Otorisasi” berarti otorisasi, kesediaan, persetujuan, izin, keputusan, lisensi, pembebasan, pengajuan, pengesahan atau pendaftaran.

b.	“Rekening Debitur” berarti rekening bank Debitur berikut:

c.	“Hari Kerja” berarti hari (selain Sabtu atau Minggu atau hari libur) di mana bank buka untuk beroperasi secara umum di Jakarta, Indonesia.

e.	“Kondisi-kondisi Lanjutan” memiliki arti sebagaimana tercantum dalam Pasal 5 ayat (2).

Page/halaman 3 of/dari 29

h.	“Default” means an Event of Default or any event or circumstance specified in Article 14 which would be an Event of Default.

i.	“Due Date” means the date where the Loan will be due, which is 36 (thirty- six) months as of the date of this Agreement, which is 19 January 2027, unless stipulated otherwise by the Parties in writing.

j.	“Exercise Notice” has the meaning given to it in Article 16 paragraph (1).

k.	“IDR” or “Rupiah” or Rp” means Indonesian Rupiah, the lawful currency in Republic of Indonesia.

l.	“Indonesia” means the Republic of Indonesia and any relevant political sub-division thereof, including any relevant government department, agency or statutory body or authority of the Republic of Indonesia.

m.	“Interest” means, the interest of the Loan which shall be calculated based on a fixed rate as determined in accordance with Article 7.

n.

o.	“Loan” has the meaning given to it in Article 2.

p.	“Non-Competition Clause” has the definition and conditions as set out in Article 13.

q.

h.	“Wanprestasi” berarti Peristiwa Wanprestasi atau kejadian atau keadaan yang ditetapkan dalam Pasal 14 yang merupakan Peristiwa Wanprestasi.

i.	“Jatuh Tempo” berarti tanggal di mana Pinjaman akan jatuh tempo, yaitu 36 (tiga puluh enam) bulan sejak tanggal Perjanjian ini, yaitu 19 Januari 2027, kecuali ditentukan tanggal lainnya oleh Para Pihak secara tertulis.

j.	“Pemberitahuan Pelaksanaan” memiliki arti sebagaimana tercantum dalam Pasal 16 ayat (1).

k.	“IDR” atau “Rupiah” atau “Rp” berarti Rupiah Indonesia, mata uang yang sah Republik Indonesia.

l.	“Indonesia” berarti Republik Indonesia dan setiap sub-divisi politis yang terkait daripadanya, termasuk departemen pemerintah terkait, lembaga atau badan atau otoritas negara Republik Indonesia.

m.	“Bunga” berarti, bunga Pinjaman yang dihitung berdasarkan suku bunga tetap yang ditentukan sesuai Pasal 7.

o.	“Pinjaman” memiliki arti sebagaimana tercantum dalam Pasal 2.

p.	“Klausula Tidak Berkompetisi” memiliki arti dan kondisi sebagaimana tercantum dalam Pasal 13.

Page/halaman 4 of/dari 29

r.	“Relevant Jurisdiction” means, in relation to the Borrower:

(i)	its jurisdiction of company incorporation or conducts its business activities; or

(ii)	any jurisdiction where its asset is situated.

s.	“USD” or “US$” means United States Dollar.

t.

u.	“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

(2)	Unless a contrary indication appears, a reference in this Agreement to:

a.	the “Lender,” the “Borrower” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees.

b.	“assets” includes present and future properties and rights of every description.

c.	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent.

d.	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing.

e.	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory or other authority or organisation.
r.	“Yurisdiksi yang Relevan” berarti, yang terkait dengan Debitur:

(i)	yurisdiksi pendirian perusahaan atau melakukan kegiatan usahanya; atau

(ii)	segala yurisdiksi di mana asetnya berada.

s.	“USD” atau “US$” berarti Dolar Amerika Serikat.

u.	“Pajak” berarti segala pajak, retribusi, beban, bea atau biaya atau pemotongan lain yang sifatnya serupa (termasuk denda atau bunga yang harus dibayar sehubungan dengan kegagalan untuk membayar atau keterlambatan dalam membayar salah satu dari hal tersebut).

(2)	Kecuali ada indikasi lain, suatu referensi dalam Perjanjian ini mengacu kepada:

a.	“Kreditur”, “Debitur” atau orang lainyang ditafsirkan demikian mencakup penerus haknya, orang yang ditunjuk dan penerima pengalihan yang diizinkan.

b.	“aset-aset” termasuk properti dan segala hak apapun di saat ini dan di masa depan.

c.	“utang” termasuk segala kewajiban (baik yang ditanggung sebagai utang pokok atau sebagai jaminan) pembayaran atau pelunasan uang, baik sekarang atau di masa depan, terduga atau tidak terduga.

d.	“orang” termasuk setiap orang, firma, perusahaan, korporasi, pemerintah, negara atau lembaga negara atau asosiasi, perserikatan atau kemitraan (baik memiliki badan hukum yang terpisah atau tidak) dari dua atau lebih dari hal tersebut di atas.

e.	“peraturan” meliputi segala peraturan, aturan, arahan resmi, permintaan atau pedoman (baik memiliki kekuatan hukum atau tidak) dari pemerintah, antar pemerintah atau badan, dinas, antar departemen atau pembuat peraturan, otoritas atau organisasi lainnya.

Page/halaman 5 of/dari 29

f.	a provision of law is a reference to that provision as amended or re-enacted.

g.	a time of day is a reference to Jakarta time.

h.	Clause and Attachment headings are for ease of reference only.

Article 2
THE LOAN

(1)	Subject to the terms of this Agreement, the Lender shall make available to the Borrower, the Loan in an aggregate amount of Rp10,000,000,000.00 (ten billion Rupiah) (the “Loan”).

(2)

f.	suatu ketentuan hukum adalah referensi pada ketentuan tersebut yang sebagaimana telah diubah atau disahkan kembali.

g.	jam pada suatu hari mengacu pada waktu Jakarta.

h.	Judul-judul Pasal dan Lampiran hanya dimaksudkan untuk kemudahan referensi.

Pasal 2
PINJAMAN

(1)	Tunduk pada ketentuan Perjanjian ini, Kreditur wajib menyediakan kepada Debitur, Pinjaman dalam jumlah keseluruhan sebesar Rp10.000.000.000,00 (sepuluh miliar Rupiah) (“Pinjaman”).

(2)

Page/halaman 6 of/dari 29

(3)	The Borrower is required submit a loan disbursement form as referred to in Attachment I of this Agreement (“Disbursement Form”) to the Lender for obtaining the Lender’s approval, at the latest 14 (fourteen) days before the proposed disbursement date.

(3)	Debitur dipersyaratkan untuk menyerahkan formulir pencairan pinjaman sebagaimana tercantum di dalam Lampiran I dari Perjanjian ini (“Form Pencairan”) kepada Kreditur untuk mendapatkan persetujuan Kreditur, paling lambat 14 (empat belas) hari sebelum tanggal pencairan yang diajukan.

Page/halaman 7 of/dari 29

(4)

(1)

(2)	In the event of certain circumstances or conditions as set out in Article 6 and Article 13 happens, the Borrower shall repay or compensate back to the Lender the total amount of the Loan that have been disbursed by the Lender or full amount of the Loan, whichever applicable, with cash by following the reasonable terms that will be further determined by the Lender.

Article 4
PURPOSE

(1)

c.	Operational business activities and working capital of the Borrower.

(2)	Di dalam suatu keadaan atau kondisi tertentu sebagaimana tercantum di dalam Pasal 6 dan Pasal 13 terjadi, Debitur harus membayar atau mengkompensasikan kembali kepada Kreditur seluruh jumlah Pinjaman yang sudah dibayarkan oleh Kreditur atau seluruh jumlah Pinjaman, yang mana yang berlaku, dalam bentuk uang tunai dengan mengikuti persyaratan wajar yang akan ditentukan kemudian oleh Kreditur.

Pasal 4

TUJUAN

c.	Aktivitas operasional usaha dan modal usaha dari Debitur.

Page/halaman 8 of/dari 29

(2)	The Lender is not bound to monitor or verify the purpose of Loan borrowed pursuant to this Agreement.

Article 5

CONDITIONS OF UTILIZATION

(1)	The Lender agrees to change several conditions precedent under this Agreement to become the Conditions Subsequent as set out in the Article 5 paragraph (2), without prejudicing the right of the Lender to require fulfilment of such conditions or any additional form of documents (if required) at a later date that are required solely for the benefit of the Lender.

(2)	The Borrower agrees to submit to the Lender the required documents that must be completed within 90 (ninety) calendar days as of the date of signing this Agreement (“Conditions Subsequent”):

a.	Definitive Agreement between the owner of the Intellectual Property Rights and the Borrower regarding the use copyright, as follows:

(i)	Copyright certificate of the computer program named “Pendeteksi Dan Perhitungan Ekspresi Indeks Profilerasi (labelling index) Ki-67/MB-1 Karsinoma Payudara Berbasis Faster Region-based Convulutional Neural Network” No. EC00202122316;

(ii)	Copyright certificate of the computer program named “Image Stiching Mikroskopis Malaria” No. EC00202073269;

b.

(2)	Kreditur tidak terikat untuk memantau atau memverifikasi tujuan penggunaan atas pinjaman yang dipinjam berdasarkan Perjanjian ini.

Pasal 5

KETENTUAN-KETENTUAN PENGGUNAAN

(1)	Kreditur setuju untuk mengubah beberapa kondisi prasyarat dalam Perjanjian ini menjadi Kondisi-kondisi Lanjutan sebagaimana tercantum dalam Pasal 5 ayat (2), tanpa mengurangi hak Kreditur untuk menuntut pemenuhan kondisi tersebut atau dokumen-dokumen tambahan lainnya (jika diperlukan) pada tanggal lebih lanjut yang diperlukan semata-mata untuk kepentingan Kreditur

(2)	Debitur setuju untuk menyerahkan kepada Kreditur dokumen-dokumen yang diperlukan yang harus dilengkapi dalam waktu 90 (sembilan puluh) hari kalender sejak tanggal penandatanganan Perjanjian ini (“Kondisi-kondisi Lanjutan”):

a.	Perjanjian Definitif antara Pemilik Hak Kekayaan Intelektual dan Debitur mengenai penggunaan hak cipta, sebagai berikut:

(i)	Sertifikat hak cipta program komputer bernama “Pendeteksian Dan Perhitungan Ekspresi Indeks Proliferasi (labelling Index) Ki-67/MIB-1 Karsinoma Payudara Berbasis Jaringan Neural Konvulusional Berbasis Wilayah yang Lebih Cepat” No. EC00202122316;

(ii)	Sertifikat hak cipta program komputer bernama “Image Stitching Mikroskopis Malaria” No.EC00202073269;

Page/halaman 9 of/dari 29

Article 6
ILLEGALITY

If it becomes unlawful or illegal in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement based on the prevailing laws and regulations, then, the Lender shall promptly notify the Borrower upon becoming aware of that event, and the Borrower shall repay or compensate back to the Lender the total amount of the Loan that have been disbursed by the Lender or full amount of the Loan, whichever applicable, with cash by following the terms that will be further determined by the Lender reasonably.

Article 7
INTEREST

Interest on the outstanding Loan shall be paid in Rupiah will accrue annually at a rate of 1% per annum to be payable on Due Date.

Article 8
COLLATERAL

(1)	The terms under this Article 8 will be applied or effectively valid only in the event of Borrower’s Default as referred to in Article 14 is proven, and further if the Borrower is not able to make repayment of the Loan and its accrued interest, therefore the Lender has the priority rights over the Borrower’s asset which are listed as a Collateral under this Agreement and further to execute the Collateral which are legally provided by the Borrower as referred to in Article 8 paragraph (2) below.

(2)	The Borrower undertakes, from time to time, to create a list of the equipment purchased using the Loan proceeds and to provide the updated list to the Lender on a quarterly basis with the list form as referred to in Attachment 2. Furthermore, as the repayment of the Loan and any Interest outstanding thereto in the conditions that the Event of Default occurs, in the event of the execution of the Collateral, the Borrower must be responsible to prepare the transfer of ownership documents over the Borrower’s assets to the Lender, including to coordinate with the Notary and relevant Indonesian government officials (if needed).

Pasal 6
ILEGALITAS

Jika menjadi melanggar hukum atau tidak sah dalam suatu yurisdiksi yang berlaku bagi Kreditur untuk melakukan salah satu kewajibannya yang diatur dalam Perjanjian ini berdasarkan hukum dan perundang-undangan yang berlaku, maka, Kreditur harus segera memberitahukan Debitur setelah menyadari peristiwa tersebut, dan Debitur harus membayar atau mengkompensasikan kembali kepada Kreditur seluruh jumlah Pinjaman yang sudah dibayarkan oleh Kreditur atau seluruh jumlah Pinjaman, yang mana yang berlaku, dalam bentuk uang tunai dengan mengikuti persyaratan yang akan ditentukan kemudian oleh Kreditur secara wajar .

Pasal 7
BUNGA

Bunga atas Pinjaman yang belum dilunasi akan dibayar dalam Rupiah dan akan terakumulasi setiap tahun dengan tingkat 1% per tahun yang harus dibayarkan pada Tanggal Jatuh Tempo.

Pasal 8
JAMINAN

(1)	Ketentuan di dalam Pasal 8 ini akan diterapkan atau berlaku efektif hanya dalam keadaan Wanprestasi Debitur sebagaimana tercantum di dalam Pasal 14 adalah terbukti, dan selanjutnya apabila Debitur tidak dapat melakukan pelunasan terhadap Pinjaman dan bunga yang diperhitungkan, maka Kreditur memiliki hak prioritas atas aset-aset Debitur yang didaftarkan sebagai Jaminan di dalam Perjanjian ini dan untuk selanjutnya mengeksekusi Jaminan yang secara sah disediakan oleh Debitur, sebagaimana tercantum di dalam Pasal 8 ayat (2) di bawah ini.

(2)	Debitur menyanggupi, dari waktu ke waktu, untuk membuat daftar peralatan-peralatan yang dibeli dengan menggunakan dana hasil dari Pinjaman dan untuk menyediakan daftar terbaru kepada Kreditur setiap kuartal dengan bentuk daftar sebagaimana tercantum di dalam Lampiran 2. Untuk selanjutnya, sebagai pelunasan Pinjaman dan Bunga yang terutang dalam hal kondisi terjadinya Wanprestasi, di dalam hal terjadi eksekusi dari Jaminan, maka Debitur harus bertanggungjawab untuk mempersiapkan dokumen perpindahan kepemilikan dari aset-aset Debitur ke Kreditur, termasuk untuk mengkoordinasikan dengan Notaris dan pejabat Pemerintah Indonesia terkait (apabila diperlukan).

Page/halaman 10 of/dari 29

Article 9

TAXES AND COST

(1)	All payments to be made by the Borrower to the Lender under this Agreement shall be made after deducting the withholding tax in accordance with prevailing regulations.

(2)	The Borrower shall (a) pay and, (b) indemnify the Lender against any cost, loss or fines that the Lender incurs arising from the Borrowers’ negligence or Event of Default which cause direct losses which has to be paid in respect of this Agreement.

(2)	Each Party will bear its own expenses in connection with the transaction contemplated in this Agreement.

Article 10

REPRESENTATIONS AND WARRANTIES

(1)	The Borrower declares and warrants regarding status:

a.	It is a limited liability company, duly incorporated and validly existing under the laws of Indonesia.

b.	It has the power to own its assets and carry on its business as it is being conducted.

c.	It is capable of being sued in its own right and is not subject to any immunity from any proceedings.

(2)	The Borrower declares and warrants that the obligations stated to be undertaken by the Borrower under this Agreement are legal, valid, binding, and enforceable obligations.

(3)	The Borrower declares and warrants that the entry into and performance by it of this Agreement do not and will not conflict with:

Pasal 9

PERPAJAKAN DAN BIAYA

(1)	Semua pembayaran yang dilakukan oleh Debitur kepada Kreditur berdasarkan Perjanjian ini akan dilakukan setelah pemotongan pajak sesuai dengan ketentuan peraturan perundang-undangan yang berlaku.

(2)	Debitur harus (a) membayar dan, (b) memberi ganti rugi Kreditur atas segala biaya, kerugian atau denda yang ditanggung Kreditur yang timbul dari kelalaian atau Wanprestasi oleh Debitur yang mengakibatkan kerugian langsung yang harus dibayar sehubungan dengan Perjanjian ini.

(2)	Setiap Pihak akan menanggung biaya sendiri sehubungan dengan transaksi dalam Perjanjian ini.

Pasal 10

PERNYATAAN DAN JAMINAN

(1)	Debitur menyatakan dan menjamin kepada Kreditur mengenai status:

a.	Debitur adalah sebuah perusahaan yang didirikan dan dijalankan berdasarkan hukum Indonesia.

b.	Debitur memiliki wewenang untuk memiliki asetnya dan melakukan usaha seperti yang sedang ia lakukan.

c.	Hak-haknya dapat digugat dan tidak kebal dari proses hukum apapun.

(2)	Debitur menyatakan dan menjamin bahwa Kewajiban yang dinyatakan akan ditanggung oleh Debitur berdasarkan Perjanjian ini adalah kewajiban yang sesuai hukum, sah, mengikat dan dapat dilaksanakan.

(3)	Debitur menyatakan dan menjamin bahwa penandatanganan dan kinerja Perjanjian ini oleh Debitur tidak dan tidak akan bertentangan dengan:

Page/halaman 11 of/dari 29

a.	any law or regulation applicable to it;

b.	its articles of association and other related documents; or

c.	any agreement or instrument binding upon it or any its assets or constitute a default or termination event (however described) under any such agreement or instrument.

(4)	The Borrower declares and warrants regarding Power:

a.	it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of this Agreement.

b.	No limit on its powers will be exceeded as a result of the Loan or the giving of guarantees or indemnities contemplated in this Agreement.

(5)	The Borrower declares and warrants regarding Authorisations:

a.	The Borrower has obtained or executed all Authorisations (including Authorisations from Shareholders and the Board of Commissioners, as applicable) required or desired:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Agreement;

(ii)	to ensure that those obligations are valid, legally binding and enforceable to make this Agreement admissible in evidence in the Relevant Jurisdictions,

b.	All Authorisations necessary for the conduct of the business, trade and ordinary activities of the Borrower have been obtained or effected and are in full force and effect.
a.	undang-undang atau peraturan yang berlaku padanya;

b.	anggaran-anggaran dasarnya dan dokumen lainnya yang terkait; atau

c.	segala perjanjian atau instrumen yang mengikat dirinya atau asetnya atau merupakan pelanggaran atau pengakhiran (bagaimanapun juga dijelaskan) berdasarkan perjanjian atau instrumen tersebut.

(4)	Debitur menyatakan dan menjamin kepada Kreditur mengenai Wewenang:

a.	Debitur memiliki wewenang untuk menandatangani, melaksanakan dan menyampaikan, dan telah mengambil semua tindakan yang diperlukan untuk mengotorisasi penandatanganan, pelaksanaan dan penyampaian Perjanjian ini.

b.	Tidak ada batasan pada wewenangnya yang akan dilampaui sebagai akibat dari Pinjaman atau pemberian jaminan atau ganti rugi dalam Perjanjian ini.

(5)	Debitur menyatakan dan menjamin kepada Kreditur mengenai status Otorisasi:

a.	Debitur telah memperoleh atau melaksanakan semua Otorisasi (termasuk Otorisasi dari Pemegang Saham dan Dewan Komisaris, mana yang berlaku) yang dibutuhkan atau diinginkan:

(i)	untuk memungkinkannya secara sah menandatangani, melaksanakan hak dan memenuhi kewajibannya berdasarkan Perjanjian ini;

(ii)	untuk memastikan bahwa kewajiban itu sah, mengikat secara hukum dan berlaku untuk membuat Perjanjian ini diterima sebagai bukti dalam Yurisdiksi yang relevan,

b.	Semua Otorisasi yang diperlukan untuk pelaksanaan bisnis, perdagangan dan aktivitas normal Debitur telah diperoleh atau dilaksanakan dan berlaku secara penuh.

Page/halaman 12 of/dari 29

(6)	The Borrower declares and warrants regarding No Default:

a.	No Event of Default and, on the date of this Agreement, no Default is continuing or is reasonably likely to result from the entry into, the performance of, or any transaction contemplated by this Agreement.

b.	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a material adverse effect.

(7)	Except as otherwise stated in a litigation statement to be signed by the relevant Party(s):

a.	no litigation, arbitration or administrative proceedings or investigations of, or before any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a material adverse effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it.

b.	no labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against the Borrower which have or are reasonably likely to have a material adverse effect.

(8)	It has not breached any law or regulation which breach has or is reasonably likely to have a material adverse effect.
(6)	Debitur menyatakan dan menjamin kepada Kreditur mengenai Tidak ada Wanprestasi:

a.	Tidak ada Wanprestasi dan, pada tanggal Perjanjian ini, tidak ada Wanprestasi yang tetap berlanjut atau nampaknya akan berakibat sesuatu dari penandatanganan, pelaksanaan, atau transaksi yang dimaksud dalam Perjanjian ini.

b.	Tidak ada peristiwa atau keadaan lain yang merupakan (atau, dengan berakhirnya masa tenggang, pemberian pemberitahuan, pembuatan ketentuan atau kombinasi dari hal di atas, merupakan) suatu wanprestasi atau pengakhiran (bagaimanapun dijelaskan) berdasarkan perjanjian atau instrumen lainnya yang mengikatnya atau asetnya memiliki atau cenderung memiliki dampak kerugian material.

(7)	Kecuali dinyatakan lain dalam suatu pernyataan litigasi yang wajib ditandatangani oleh Pihak yang terkait:

a.	tidak ada litigasi, arbitrase atau proses administratif atau penyelidikan di hadapan pengadilan, badan arbitrase atau lembaga yang, cenderung memiliki dampak kerugian material telah (yang berdasarkan pengetahuan dan keyakinan terbaiknya (dengan keterangan yang diperoleh dengan benar dan hati-hati) dimulai atau diancamkan terhadapnya.

b.	tidak ada perselisihan ketenagakerjaan di saat ini atau, yang berdasarkan pengetahuan dan keyakinan terbaiknya (dengan keterangan yang diperoleh dengan benar dan hati-hati), terancam terhadap Debitur yang mempunyai atau cenderung memiliki dampak kerugian material.

(8)	Tidak ada pelanggaran terhadap hukum atau peraturan yang pelanggarannya memiliki atau secara wajar dapat memiliki dampak kerugian material.

Page/halaman 13 of/dari 29

(9)	The Borrower declares and warrants regarding taxation:

a.	Borrower is not:

(i)	materially overdue in the filing of any Tax returns; or

(ii)	overdue in the payment of any amount in respect of Tax.

b.	No claims or investigations are being, or are reasonably likely to be, made or conducted against it with respect to Taxes.

(10)	The Borrower declares and warrants that the Borrower has a good, valid and marketable title to, or valid leases or licenses of, the assets necessary to carry on its business as presently conducted.

(11)	The Borrower declares and warrant that at the time of signing this Agreement:

a.	All the representations and warranties in this Article 10 are made or has been previously made by the Borrower on the date of this Agreement.

b.	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

Article 11
UNDERTAKINGS

(1)	The Borrower shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

a.	enable the Borrower to perform its obligations under this Agreement;
(9)	Debitur menyatakan dan menjamin kepada Kreditur mengenai perpajakan:

a.	Debitur tidak:

(i)	terlambat secara material dalam pengajuan surat pemberitahuan Pajak terutang; atau

(ii)	terlambat membayar segala jumlah yang berhubungan dengan Pajak.

b.	Tidak ada klaim atau penyelidikan yang sedang, atau mungkin akan, dibuat atau dilakukan terhadap Debitur terkait dengan Pajak.

(10)	Debitur menyatakan dan menjamin bahwa Debitur memiliki hak kepemilikan yang baik, sah dan berharga terhadap, atau hak sewa atau izin yang sah atas, aset yang diperlukan untuk menjalankan usahanya saat ini.

(11)	Debitur menyatakan dan menjamin bahwa pada waktu penandatanganan Perjanjian ini:

a.	Semua pernyataan dan jaminan dalam Pasal 10 ini dibuat atau telah dibuat sebelumnya oleh Debitur pada tanggal Perjanjian ini.

b.	Setiap pernyataan atau jaminan yang dianggap dibuat setelah tanggal Perjanjian ini dianggap dibuat dengan mengacu pada fakta dan keadaan yang ada pada tanggal pernyataan atau jaminan yang dianggap harus dibuat tersebut.

Pasal 11
KESANGGUPAN

(1)	Debitur harus segera memperoleh, mematuhi dan melakukan semua yang diperlukan untuk mempertahankan wewenang penuh dan efek dari setiap Otorisasi yang diperlukan berdasarkan hukum atau peraturan Yurisdiksi yang Relevan untuk:

a.	memungkinkan Debitur melakukan kewajibannya berdasarkan Perjanjian ini;

Page/halaman 14 of/dari 29

b.	ensure the legality, validity, enforceability or admissibility in evidence of this Agreement; and

c.	enable the Borrower to own its assets and carry on its business where failure to do so would or would be reasonably likely to have a material adverse effect.

(2)	The Borrower shall comply in all respects with all laws to which it may be subject to, if failure so to comply would or would be reasonably likely to have a material adverse effect.

(3)	The Borrower shall comply with its obligations under this Agreement and other related documents executed pursuant to this Agreement.

(4)	The Borrower shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties, unless and only to the extent that:

a.	such payment is being contested in good faith; and

b.	adequate reserves are being maintained for those Taxes.

(5)	The Borrower shall not, without the 60 (sixty) days prior written notification to the Lender, enter into any amalgamation, merger, consolidation or corporate reconstruction.

(6)	The Borrower shall ensure that no material change is made to the general nature or scope of the business of the Borrower without the prior written consent of the Lender.

(7)	The Borrower shall not, without the prior written consent of the Lender:

a.	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

b.	incorporate a company.
b.	menjamin legalitas, keabsahan, keberlakuan atau diterimanya bukti dari Perjanjian ini; dan

c.	memungkinkan Debitur memiliki asetnya dan melaksanakan usahanya di mana kegagalan untuk melakukannya akan atau cenderung memiliki dampak kerugian material.

(2)	Debitur dalam segala hal harus mematuhi semua hukum yang dikenakan padanya, jika terjadi kegagalan untuk mematuhinya maka akan atau cenderung memiliki dampak kerugian material.

(3)	Debitur harus memenuhi kewajibannya berdasarkan Perjanjian ini dan dokumen terkait lainnya yang dilaksanakan berdasarkan Perjanjian ini.

(4)	Debitur harus membayar dan menyelesaikan semua Pajak yang dikenakan padanya atau aset-asetnya dalam jangka waktu yang diizinkan tanpa terkena sanksi, kecuali dan hanya sejauh bahwa:

a.	pembayaran tersebut sedang diperdebatkan dengan itikad baik; dan

b.	cadangan yang memadai sedang dipertahankan untuk Pajak-pajak tersebut.

(5)	Debitur tidak diperkenankan, tanpa pemberitahuan tertulis terlebih dahulu 60 (enam puluh) hari sebelumnya kepada Kreditur, untuk melakukan penggabungan, merger, konsolidasi, atau rekonstruksi perusahaan.

(6)	Debitur harus memastikan bahwa tidak ada perubahan yang pokok pada sifat umum atau cakupan dari usaha Debitur tanpa persetujuan tertulis sebelumnya dari Kreditur.

(7)	Debitur tidak dapat, tanpa persetujuan tertulis terlebih dahulu dari Kreditur:

a.	mengambilalih suatu perusahaan atau saham atau surat berharga atau usaha atau tanggung jawab (atau, masing-masing kepentingan di dalamnya); atau

b.	mendirikan perusahaan.

Page/halaman 15 of/dari 29

(8)	The Borrower maintains in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

(9)

(10)	The Borrower shall permit the Lender and/or its accountants or other professional advisers and contractors of the Lender, at all reasonable times and on reasonable notice, at the cost of the Lender to have free access to the premises, assets, books, accounts and records of the Borrower.

(11)	The Borrower shall not reduce its capital.

(12)	The Borrower undertakes that Indarto shall not breach the Non-Competition Clause as set out in Article 13 of this Agreement.

(13)	In no event shall the Lender be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Lender has been advised of the possibility of such loss or damages or any special conditions or circumstances were known to the Lender, and the Borrower and the Shareholders waive and release the Lender from any claims it may have for any such damages.

Article 12

CONTINUING FUNDRAISING

(1)	The Lender hereby recognizes and acknowledges that at the date or after the signing of this Agreement, the Borrower is in the process of fundraising to conduct its business activities. For this purpose, the Lender requires that the Borrower shall: (a) for Debt Fundraising in any amount must obtain approval from the Lender; (b) for Equity Fundraising must obtain majority approval from the Board of Director of the Borrower, before entering into an arrangement and execute agreements and/or documents in relation to such fundraising from other parties as its creditor(s) or investors which in nature is similar to this Agreement.
(8)	Debitur mempertahankan dalam keadaan dan kondisi yang baik (kerusakan biasa dikecualikan) semua asetnya yang diperlukan atau diinginkan dalam menjalankan bisnisnya.

(10)	Debitur harus mengizinkan Kreditur dan/atau akuntannya atau penasihat profesional lainnya dan kontraktor dari Kreditur, setiap saat yang wajar dan dalam waktu yang wajar, dengan biaya dari Kreditur untuk memiliki akses gratis kepada tempat usaha, aset, pembukuan, rekening dan catatan Debitur.

(11)	Debitur tidak diperkenankan untuk mengurangi modalnya.

(12)	Debitur berjanji bahwa Indarto tidak akan melanggar Klausula Tidak Berkompetisi sebagaimana tercantum di dalam Pasal 13 dari Perjanjian ini.

(13)	Dalam keadaan apa pun, Pemberi Pinjaman tidak bertanggung jawab atas hilangnya keuntungan, niat baik, reputasi, peluang usaha atau penghematan yang diantisipasi, atau atas kerusakan khusus, hukuman, tidak langsung atau konsekuensial, baik Pemberi Pinjaman dan Para Pemegang melepaskan dan membebaskan Pemberi Pinjaman dari segala tuntutan yang mungkin dimilikinya untuk setiap kerugian tersebut.

Pasal 12

PENGGALANGAN DANA BERKELANJUTAN

(1)	Kreditur dengan ini mengetahui dan mengakui pada saat dan setelah ditandatanganinya Perjanjian ini, Debitur sedang dalam tahap melakukan mencari pendanaan untuk menjalankan kegiatan usahanya. Untuk keperluan ini, Kreditur mempersyaratkan bahwa Debitur akan: (a) untuk Penggalangan Dana berupa Hutang dengan jumlah berapapun harus mendapatkan persetujuan Kreditur; (b) untuk Penggalangan Dana berupa Modal harus mendapatkan persetujuan mayoritas Direksi dari Debitur, sebelum melakukan pengaturan dan menandatangani perjanjian-perjanjian dan/atau dokumen-dokumen sehubungan dengan pendanaan tersebut dari pihak lain sebagai kreditur- krediturnya atau investor yang secara sifat serupa dengan Perjanjian ini.

Page/halaman 16 of/dari 29

(2)	The Borrower further acknowledges, represents, and warrants that the Borrower shall not ask for any compensation and/or indemnification from the Lender related to the existence of the fundraising agreement(s), either in the form of as referred to in paragraph (1) above, where the Borrower is a party.

Article 13

NON-COMPETITION

(1)	The Borrower is prohibited to conduct, engage, involve, establish and/or to advise other third parties to have a competitive nature in the similar or same business activities which can be considered as a competitor of the Borrower and moreover directly or indirectly compete with the Lender in the similar or same business activities and/or favoring other companies for that matter.

(2)	The Borrower guarantees that Indarto, as the founder and one of the Shareholders of the Borrower, is prohibited to conduct, engage, involve and/or to advise other third parties to have a competitive nature in the similar or same business activities which can be considered as a competitor of the Borrower and moreover directly or indirectly compete with the Lender in the similar or same business activities and/or favoring other companies for that matter.

(3)	Violation of the Non-Competition Clause under this Article 13 shall result the Borrower being obligated to repay or compensate back to the Lender the total amount of the Loan that have been disbursed by the Lender or full amount of the Loan, whichever applicable, in cash by following the terms that will be further determined by the Lender reasonably as terms stipulated under Article 3.

(4)	Furthermore, if the Borrower fails to make a repayment of the Loan and its accrued Interest, therefore such failure shall constitute as an Event of Default as referred to in Article 14. As the consequences of the Event of Default, the Lender has the priority rights over the Borrower’s asset or to execute the Collateral as set out in Article 8, including but not limited to the equipment which are purchased by using the fund from the Loan as agreed in this Agreement. In this case, the Borrower acknowledges and guarantees the Lender’s position as a senior rank lender with priority rights over such assets.
(2)	Debitur lebih lanjut mengakui, menyatakan, dan menjamin bahwa Debitur tidak akan meminta kompensasi dan/atau ganti rugi apapun dari Kreditur sehubungan dengan keberadaan perjanjian(-perjanjian) penggalangan dana, baik dalam bentuk hutang ataupun modal sebagaimana tercantum di dalam ayat (1) di atas, dimana Debitur merupakan pihak.

Pasal 13

TIDAK BERKOMPETISI

(1)	Debitur dilarang untuk melakukan, mengikatkan, terlibat, mendirikan dan/atau memberi saran kepada pihak ketiga lain sehingga memiliki sifat yang bersaing di dalam kegiatan usaha yang serupa atau sama yang dapat dianggap sebagai pesaing Kreditur dan lebih lanjut bersaing secara langsung maupun tidak langsung dengan Kreditur dalam kegiatan usaha yang serupa atau sama dan/atau mendukung perusahaan lain sehubungan dengan hal tersebut.

(2)	Debitur menjamin bahwa Indarto, sebagai pendiri dan salah satu Pemegang Saham Debitur, dilarang untuk melakukan, mengikatkan, terlibat dan/atau memberi saran kepada pihak ketiga lain sehingga memiliki sifat yang bersaing di dalam kegiatan usaha yang serupa atau sama yang dapat dianggap sebagai pesaing Kreditur dalam kegiatan usaha yang serupa atau sama dan/atau mendukung perusahaan lain sehubungan dengan hal tersebut.

(3)	Pelanggaran terhadap Klausula Tidak Berkompetisi berdasarkan Pasal 13 mengakibatkan Debitur harus membayar atau mengkompensasikan kembali kepada Kreditur seluruh jumlah Pinjaman yang sudah dibayarkan oleh Kreditur atau seluruh jumlah Pinjaman, yang mana yang berlaku, dalam bentuk uang tunai dengan mengikuti persyaratan yang akan ditetapkan oleh Kreditur secara wajar sebagaimana tercantum di dalam Pasal 3.

(4)	Untuk selanjutnya, apabila Debitur tidak dapat melakukan pelunasan terhadap Pinjaman dan Bunga yang diperhitungkan, maka kelalaian tersebut harus dianggap sebagai Wanprestasi sebagaimana tercantum di dalam Pasal 14. Sebagai konsekuensi atas Wanprestasi, Kreditur memiliki hak prioritas atas aset-aset Debitur atau mengeksekusi Jaminan- jaminan yang diatur di dalam Pasal 8, termasuk namun tidak terbatas pada peralatan-peralatan yang dibeli dengan menggunakan dana dari Pinjaman yang telah disepakati di dalam Perjanjian ini. Dalam hal ini, Debitur mengakui dan menjamin kedudukan Kreditur sebagai kreditur preferen dengan hak prioritas atas aset tersebut.

Page/halaman 17 of/dari 29

ARTICLE 14
EVENTS OF DEFAULT

Every event or condition stipulated in Article 14 herein shall constitute a Default and shall cause the Loan and its Interest to become due and payable in cash, without the Lender being required to give any notice to the Debtor.

a.

c.	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower under this Agreement is or proves to have been incorrect or misleading when made or deemed to be made.

d.	Insolvency

The Borrower is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

Pasal 14

WANPRESTASI

Setiap peristiwa atau keadaan yang ditetapkan dalam Pasal 14 ini adalah Wanprestasi dan akan membuat Pinjaman dan Bunganya menjadi jatuh tempo dan harus dibayar secara tunai, tanpa Kreditur perlu memberikan pemberitahuan apapun kepada Debitur.

c.	Pernyataan yang salah

Setiap perkataan atau pernyataan yang dibuat atau dianggap dibuat oleh Debitur berdasarkan Perjanjian ini salah atau terbukti salah atau menyesatkan ketika dibuat atau dianggap dibuat.

d.	Kepailitan

Debitur tidak mampu atau mengakui ketidakmampuan untuk membayar utangnya saat jatuh tempo atau dianggap atau dinyatakan tidak mampu membayar utangnya menurut hukum yang berlaku, menunda atau mengancam untuk menunda pembayaran utangnya atau, dengan alasan kesulitan keuangan aktual atau yang telah diantisipasi, memulai negosiasi dengan satu krediturnya atau lebih dengan maksud untuk pengaturan ulang segala utangnya.

Page/halaman 18 of/dari 29

e.	Insolvency Proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(ii)	a composition, compromise, assignment or arrangement with any creditor of the Borrower;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or

(iv)	enforcement of any security over any assets of the Borrower.

f.	Cessation of Business

The Borrower suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

g.	Litigation

The Borrower’s involvement in any litigation, arbitration or any administrative, governmental, regulatory or other investigation, proceedings or dispute is commenced or threatened in relation to this Agreement or the transactions contemplated in this Agreement or the Borrower or its assets and has, or is reasonably likely to have, a material adverse effect.

h.	Non-Competition

The Borrower and Indarto, as the founder and shareholder of the Borrower, performs any action that can be deemed or be proven as a breach of the Non-Competition Clause as referred to in Article 13.

e.	Proses Kepailitan

Setiap aksi korporasi, proses hukum atau prosedur atau langkah lain yang diambil dalam kaitannya dengan:

(i)	Penangguhan pembayaran, Moratorium utang, penutupan, pembubaran, administrasi atau reorganisasi (dengan cara pengaturan sukarela, skema pengaturan dan sebagainya) atas Debitur;

(ii)	komposisi, kompromi, pengalihan atau kesepakatan dengan kreditur manapun dari Debitur;

(iii)	penunjukan likuidator, penerima hak, penerima administrasi, pengurus, manajer wajib atau petugas lain yang serupa sehubungan dengan Debitur atau asetnya; atau

(iv)	pelaksanaan jaminan atas aset Debitur.

f.	Penghentian Usaha Debitur menunda atau berhenti untuk melaksanakan (atau mengancam untuk menangguhkan atau berhenti melaksanakan) semua atau sebagian materi usahanya.

g.	Litigasi

Keterlibatan Debitur di dalam setiap litigasi, arbitrase atau administrasi, pemerintahan, peraturan atau penyelidikan, proses hukum atau sengketa lainnya yang dimulai atau terancam sehubungan dengan Perjanjian ini atau transaksi yang diatur dalam Perjanjian ini atau Debitur atau asetnya dan memiliki, atau cenderung memiliki, dampak kerugian material.

h.	Tidak Berkompetisi

Debitur dan Indarto, sebagai pendiri dan pemegang saham Debitur, melakukan tindakan apapun yang dapat dianggap atau terbukti sebagai pelanggaran dari Klausula Tidak Berkompetisi sebagaimana tercantum di dalam Pasal 13.

Page/halaman 19 of/dari 29

Article 15

EVENT OF DEFAULT CONSEQUENCES

Any Default as referred to in Article 14 that occurs has consequences, including but not limited to the following:

a.	Cause the Loan and its accrued Interest become due and payable with cash, without the necessity of the Lender to provide any notification whatsoever to the Borrower;

b.	Execution of Collateral as referred to in Article 8 and Article 13; and

c.	Termination of this Agreement as stipulated in Article 22.

        Article 16

Pasal 15

AKIBAT WANPRESTASI

Setiap Wanprestasi sebagaimana tercantum di dalam Pasal 14 yang terjadi memiliki konsekuensi termasuk namun tidak terbatas pada hal-hal, sebagai berikut:

a.	Mengakibatkan Pinjaman beserta Bunganya yang sudah terakumulasi menjadi jatuh tempo dan harus dibayar secara tunai, tanpa keharusan Kreditur untuk memberikan pemberitahuan apa pun kepada Debitur;

b.	Eksekusi Jaminan sebagaimana tercantum di Pasal 8 dan Pasal 13; dan

c.	Pengakhiran Perjanjian sebagaimana dimaksud pada Pasal 22.

        Article 16

Page/halaman 20 of/dari 29

Article 18

PROCESS

Indonesia (“Menkumham”).

Pasal 18

PROSES

Page/halaman 21 of/dari 29

Article 20

NOTICES

(1)	Any notice or other communication under or in connection with this Agreement shall be delivered in writing, and may be delivered personally or sent by courier service, email, to the recipient Party at the address set out below:

If to the Lender:

Phaos Technology Pte Ltd

83 Science Park Drive, The Curie,

#04- 01A/B, Singapore - 118258

Email : taybb@PhAosTech.com

Attn. : Tay BB

If to the Borrower:

PT Neura Integrasi Solusi

Jalan Bantul km. 9, Juron, RT/RW: 19/00,

Krandohan, Pendowoharjo, Kecamatan Sewon,

Kabupaten Bantul, Daerah Istimewa Yogyakarta 55186

Email : indarto@neurabot.ai

Attn. : Indarto

(2)	Any notice or other communication is deemed to have been duly given, if:

a.	The authorised receiving Party has signed the receipt;

b.	The notification is considered officially received at the intended recipient’s address if delivered in person or sent through a courier service; or

c.	The authorised receiving party has responded to the notification if delivered in person or sent via email.

Pasal 20

PEMBERITAHUAN

(1)	Setiap pemberitahuan atau komunikasi lainnya berdasarkan atau sehubungan dengan Perjanjian ini harus disampaikan secara tertulis, dan dapat disampaikan secara pribadi atau dikirim melalui jasa kurir, email, kepada Pihak penerima di alamat yang tercantum di bawah ini:

Jika kepada Kreditur:

Phaos Technology Pte Ltd

83 Science Park Drive, The Curie,

#04- 01A/B, Singapore - 118258

Email : taybb@PhAosTech.com

U.P. : Tay BB

Jika kepada Debitur:

PT Neura Integrasi Solusi

Jalan Bantul km. 9, Juron, RT/RW: 19/00,

Krandohan, Pendowoharjo, Kecamatan Sewon, Kabupaten Bantul,

Daerah Istimewa Yogyakarta 55186

Email : indarto@neurabot.ai

U.P. : Indarto

(2)	Setiap pemberitahuan atau komunikasi lainnya dianggap telah sepatutnya diberikan, jika:

a.	Pihak penerima yang berwenang telah menandatangani tanda terima;

b.	pemberitahuan diterima secara aktual di alamat penerima yang dimaksud jika disampaikan secara pribadi atau dikirim melalui jasa kurir; atau

c.	Pihak penerima yang berwenang telah membalas pemberitahuan jika disampaikan secara pribadi atau dikirimkan melalui email.

Page/halaman 22 of/dari 29

Article 21
GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Republic of Indonesia.

Article 22
TERMINATION

(1)	Either Party shall have the right to terminate this Agreement by giving consideration and reasons which shall be deemed objective by the other Party, with the exemption which is referred to in Article 22 paragraph (2) (a).

(2)	This Agreement shall be terminated:

a.	Automatically, when the rights of the Parties specified in this Agreement have been fully fulfilled;

b.	Unilaterally by written notice to the other party, if any Party is proven to have committed a criminal act by legally binding court decision;

c.	Through the Settlement of Dispute stipulated in this Agreement in the event that a Party breaches the Non-Compete Clause; and/or

d.	Unilaterally by written notice to the other party and continue through the Dispute Resolution mechanism outlined in this Agreement in the event of a breach of any obligations stipulated in this Agreement.

(3)	The unilateral termination as referred to in Article 22 paragraph (2) (b) and (d) of this Agreement by giving written notification to the other Party in accordance with the provisions of Article 20 and not less than 30 (thirty) calendar days prior to the effective date of termination.

(4)	The termination as referred to in Article 22 paragraph (2) does not waive the right of each Party to claim compensation, interest, and penalties rightfully due to them.

Pasal 21

HUKUM YANG MENGATUR

Perjanjian ini diatur oleh dan ditafsirkan sesuai dengan hukum Republik Indonesia.

Pasal 22
PENGAKHIRAN

(1)	Salah satu Pihak di dalam Perjanjian ini berhak untuk mengakhiri Perjanjian ini dengan memberikan pertimbangan dan alasan yang dianggap objektif oleh Pihak lainnya, dengan pengecualian yang ada di Pasal 22 ayat (2) (a).

(2)	Perjanjian ini berakhir:

a.	Dengan sendirinya apabila hak Para Pihak yang ditentukan dalam Perjanjian ini telah terpenuhi seluruhnya;

b.	Secara sepihak dengan pemberitahuan tertulis kepada pihak lainnya, apabila terdapat Pihak yang melakukan tindak pidana dibuktikan dengan putusan yang telah berkekuatan hukum tetap;

c.	Melalui Penyelesaian Sengketa yang diatur dalam Perjanjian ini apabila terdapat Pihak yang melanggar Klausula Tidak Berkompetisi; dan/atau

d.	Secara sepihak dengan pemberitahuan tertulis kepada pihak lainnya dan dilanjutkan melalui Penyelesaian Sengketa yang diatur dalam Perjanjian ini apabila terdapat pelanggaran segala kewajiban yang diatur dalam Perjanjian ini.

(3)	Pengakhiran secara sepihak sebagaimana tercantum di dalam Pasal 22 ayat (2) (b) dan (d) Perjanjian ini akan dilakukan dengan pemberitahuan secara tertulis kepada Pihak lainnya sesuai ketentuan Pasal 20 dan tidak kurang dari 30 (tiga puluh) hari kalender sebelum tanggal efektifnya berlaku pengakhiran tersebut.

(4)	Terjadinya pengakhiran sebagaimana tercantum di dalam Pasal 22 ayat (2) tidak menghilangkan hak masing-masing Pihak untuk menuntut ganti kerugian, bunga dan denda yang menjadi haknya.

Page/halaman 23 of/dari 29

(5)	The Parties hereby agree to waive Article 1266 of the Indonesian Civil Code so that the approval of a judicial institution shall not be required to terminate this Agreement.

Article 23

SETTLEMENT OF DISPUTE

(1)	All controversies arising between the Parties out of or in relation to this Agreement including without limitation any question related to its interpretation, performance, validity, effectiveness, and the termination of the rights or obligations of any Party, shall be settled amicably by the Parties wherever practicable. If such dispute cannot be resolved amicably by the Parties within 30 (thirty) days, then the Parties hereby agree to settle such dispute exclusively and finally by arbitration in Jakarta, before 3 (three) arbitrators in accordance with the Rules of BANI (Badan Arbitrase Nasional Indonesia).

(2)	This Article 23 is intended to be an arbitration clause within the meaning of Law No. 30 of 1999 regarding Arbitration and Alternative Dispute Resolution (“Law 30/1999”) and shall irrevocably bind the Parties to submit all irreconcilable disputes to final and binding arbitration in accordance with such law and the provisions herein set forth.

(3)	No Party shall be entitled to commence or maintain any action in a court of law upon any matter in dispute arising from and in relation to this Agreement, except for the enforcement of an arbitral award granted pursuant to this Article 23.

(4)	During the period of submission to arbitration and thereafter until an award is granted, the Parties shall continue to perform any and all their respective obligations under this Agreement.

Article 24
MISCELLANEOUS

(1)	The Parties shall not assign, transfer or novate its rights or obligations under this Agreement to any other persons or other party
(5)	Para Pihak sepakat untuk mengesampingkan Pasal 1266 Kitab Undang-Undang Hukum Perdata sehingga persetujuan dari suatu lembaga peradilan tidak akan diperlukan untuk mengakhiri Perjanjian ini.

Pasal 23

PENYELESAIAN SENGKETA

(1)	Semua kontroversi yang timbul antara Para Pihak dari atau sehubungan dengan Perjanjian ini termasuk namun tidak terbatas pada perdebatan yang berhubungan dengan penafsiran, pelaksanaan, validitas, efektivitas, dan penghentian hak atau kewajiban dari setiap Pihak, harus diselesaikan secara damai oleh Para Pihak di mana pun memungkinkan. Jika sengketa tersebut tidak dapat diselesaikan secara damai oleh Para Pihak dalam waktu 30 (tiga puluh) hari, maka Para Pihak dengan ini sepakat untuk menyelesaikan sengketa tersebut secara eksklusif dan final dengan arbitrase di Jakarta, di hadapan 3 (tiga) arbiter sesuai dengan Peraturan BANI (Badan Arbitrase Nasional Indonesia).

(2)	Pasal 23 ini dimaksudkan untuk menjadi Pasal arbitrase dalam arti Undang-Undang Nomor 30 Tahun 1999 tentang Arbitrase dan Alternatif Penyelesaian Sengketa (“UU No. 30/1999”) dan mutlak mengikat Para Pihak untuk menyerahkan semua sengketa yang tak terdamaikan kepada arbitrase secara final dan mengikat sesuai dengan hukum dan ketentuan-ketentuan yang ditetapkan di dalamnya.

(3)	Tidak ada Pihak yang berhak untuk memulai atau mempertahankan tindakan apapun di pengadilan atas sengketa yang timbul dari dan sehubungan dengan Perjanjian ini, kecuali untuk penegakan putusan arbitrase yang diberikan berdasarkan Pasal 23 ini.

(4)	Selama periode pengajuan ke arbitrase dan sampai pada putusan diberikan, Para Pihak harus terus melaksanakan setiap dan semua kewajiban masing-masing berdasarkan Perjanjian ini.

Pasal 24
LAIN-LAIN

(1)	Para Pihak tidak dapat mengalihkan hak, membaliknamakan atau mengganti hak atau kewajibannya berdasarkan Perjanjian ini kepada orang lain atau pihak lain.

Page/halaman 24 of/dari 29

(2)	Amendments to this Agreement must be in writing and signed by both Parties.

(3)	Neither Party shall be considered to have waived its right under this Agreement unless such waiver is in writing duly signed by such Party.

(4)	If one or more of the provisions hereof shall be invalid, void, illegal or unenforceable in any respect under any applicable law or decision, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected or impaired in any way, except to the extent of a direct cause-and-effect relationship. In such a case, the Parties shall make their best efforts to promptly amend the Agreement.

(5)	This Agreement is made and executed 2 (two) versions, the English language version and Bahasa Indonesia version, however, if there is any conflict, discrepancy or ambiguity between the English language version and Bahasa Indonesia version, the English version shall prevail at all times.

(6)	This Agreement may be executed in any number of counterparts and any Party may enter into this Agreement by executing any counterpart. Each counterpart, when so executed, shall be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement. In the event that any signature is delivered by e-mail in a “.pdf” (or similar) format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” (or similar format) signature page were an original thereof.

Article 25
CURRENCY

In relation with Law of the Republic of Indonesia No. 7 of 2011 regarding Currency (the “Law No. 7/2011”):

(2)	Amandemen terhadap Perjanjian ini harus dilakukan secara tertulis dan ditandatangani oleh kedua belah Pihak.

(3)	Pihak manapun tidak akan dianggap telah mengesampingkan haknya dalam Perjanjian ini kecuali pengesampingan tersebut dibuat secara tertulis dan ditandatangani oleh Pihak tersebut.

(4)	Jika satu atau lebih dari ketentuan Perjanjian ini tidak berlaku, batal, ilegal atau tidak dapat dilaksanakan dalam hal apapun berdasarkan hukum atau keputusan yang berlaku, maka validitas, legalitas, dan keberlakuan ketentuan- ketentuan lainnya yang tercantum dalam Perjanjian tidak akan terpengaruh atau terganggu dalam cara apapun kecuali secara memiliki hubungan sebab akibat langsung. Dalam hal demikian, Para Pihak harus melakukan upaya terbaiknya untuk segera membuat amandemen atas Perjanjian.

(5)	Perjanjian ini dibuat dan ditandatangani dalam 2 (dua) versi, versi Bahasa Inggris dan versi Bahasa Indonesia, namun demikian apabila terjadi perbedaan arti, perbedaan pengertian atau pertentangan antara versi Bahasa Inggris dengan versi Bahasa Indonesia, maka yang akan selalu berlaku adalah versi Bahasa Inggris.

(6)	Perjanjian ini dapat ditandatangani dalam beberapa rangkap dan masing-masing Pihak dapat menandatangani Perjanjian ini pada rangkap manapun. Setiap rangkap yang ditandatangani dianggap asli dan semua rangkap secara bersama-sama, merupakan satu perjanjian yang sama. Apabila tanda tangan dikirim melalui transmisi faksimile atau melalui e-mail dalam file data format “.pdf” (atau sejenisnya), tanda tangan tersebut merupakan kewajiban yang sah dan mengikat terhadap Pihak yang menandatangani (atau atas nama Pihak yang mana tanda tangan tersebut ditandatangani) dengan kekuatan dan pengaruh yang sama seolah-olah halaman tanda tangan “.pdf” (atau sejenisnya) tersebut adalah asli.

Pasal 25
MATA UANG

Sehubungan dengan Undang-undang Republik Indonesia No. 7 Tahun 2011 tentang Mata Uang (“UU No. 7/2011”):

Page/halaman 25 of/dari 29

(1)	the Parties to this Agreement understand the content of Law No. 7/2011, which among other things, stipulates mandatory use of the Indonesian Rupiah for all transactions conducted within Indonesia, with immediate effect. The transactions regulated by Law No. 7/2011 include the payment and settlement of all domestic commercial transactions and obligations but excludes (i) transactions related to the state budget, (ii) grants given by or to a foreign state, (iii) international commercial transactions, (iv) bank deposits denominated in foreign currencies, and (v) international finance transactions; and

(2)	the Parties to this Agreement acknowledge that the transaction contemplated under this Agreement does not breach any requirement under Law No. 7/2011, thus the Parties to this Agreement agree not to challenge nor assist any party to challenge the validity of this Agreement and/or the Security Documents and the delivery and performance of the transactions contemplated under this Agreement and/or the security document on the basis of non compliance to Law No. 7/2011 and the Parties agree to take all steps necessary to comply with Law No. 7/2011 and the Implementing Regulations of Law No. 7/2011 (to the extent applicable).
(1)	Para Pihak dari Perjanjian ini mengetahui isi dari UU No. 7/2011, yang salah satu di antaranya mengatur mengenai kewajiban penggunaan mata uang Rupiah Indonesia untuk semua transaksi yang dilakukan di Indonesia, yang diberlakukan segera mungkin. Transaksi-transaksi yang diatur oleh UU No. 7/2011 termasuk pembayaran dan penyelesaian semua transaksi dan kewajiban perdagangan dalam negeri dengan mengecualikan (i) transaksi terkait dengan anggaran belanja negara, (ii) penerimaan atau pemberian hibah dari atau ke negara asing, (iii) transaksi perdagangan internasional, (iv) simpanan bank dalam bentuk valuta asing, dan (v) transaksi pembiayaan internasional; dan

(2)	Para Pihak dari Perjanjian ini setuju bahwa transaksi yang diatur dalam Perjanjian ini tidak menentang persyaratan UU No. 7/2011, oleh karena itu Para Pihak setuju untuk tidak menentang atau membantu pihak manapun untuk membuktikan keabsahan Perjanjian ini dan Dokumen- dokumen Jaminan dan penyerahan dan pelaksanaan transaksi yang diatur oleh Perjanjian ini dengan alasan tidak mematuhi ketentuan UU No. 7/2011, dan Para Pihak sepakat untuk mengambil tindakan-tindakan yang diperlukan untuk menyesuaikan dengan UU No. 7/2011 dan Peraturan Pelaksanaan UU No. 7/2011 (sejauh berlaku).

[The remainder of this page is intentionally left blank /
Sisa halaman ini sengaja dikosongkan]

Page/halaman 26 of/dari 29

In witness whereof, the Parties have caused this Agreement to be signed and effective as of the date first mentioned above.	Dengan disaksikan, Para Pihak telah menyebabkan Perjanjian ini ditandatangani dan berlaku mulai tanggal yang pertama disebut di atas.

The Lender / Kreditur,
Phaos Technology Pte Ltd

Name / Nama	:	Andrew Yeo
Title / Jabatan	:	CEO

The Borrower / Debitur,
PT Neura Integrasi Solusi

Name / Nama	:
Title / Jabatan	:	Indarto
President Director/ Direktur Utama

Page/halaman 27 of/dari 29

Attachment I / Lampiran I

Disbursement Form / Form Pencairan

To: Phaos SG CFO

Form No.:
Date:

Loan Amount:

Purpose of Utilisation:

Period of Utilisation:

Borrower:

Name:
Title:

Approved by:

Name:
Title:

Page/halaman 28 of/dari 29

Attachment II / Lampiran II

List of Assets / Daftar Aset

Status as of: DD/MM/YY

No.	Name of Equipment/Asset	Description	Date of Purchase

Signed by:
PT Neura Integrasi Solusi

Name :
Title : Director

Page/halaman 29 of/dari 29

31 January 2024

To:

INDARTO

Dear Sir,

LETTER AGREEMENT IN RESPECT OF THE CONVERTIBLE LOAN AGREEMENT (“CLA”) BY PHAOS TECHNOLOGY PTE. LTD (‘PHAOS”) TO PT NEURA INTEGRASI SOLUSI (“NEURABOT”) (COLLECTIVELY, THE “PARTIES”).

1.	The parties hereby acknowledge the CLA signed between Neurabot and Phaos dated 19th January 2024.

2.	Due Date of the of the CLA, as defined by the CLA states that the Due Date is thirty-six (36) months as of this date of this agreement, which is 19th January 2027.

3.	Neurabot and Phaos has further discussed about the Due Date, and has mutually agreed that the CLA shall be called on demand by Phaos. This allows Phaos to call the CLA to maturity at anytime of it’s own discretion.

4.	This Letter shall be governed by, and construed in accordance, with the laws of Singapore. Any dispute arising out of or in connection with this Letter, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat of the arbitration shall be Singapore. The tribunal shall consist of one (1) arbitrator.

Thank you.

Yours faithfully,

For and on behalf of

PHAOS TECHNOLOGY PTE. LTD

Acknowledgement and Agreement

To:	PHAOS TECHNOLOGY PTE. LTD

83 Science Park Dr I, #04-01A The Curie,

Singapore Science Park 1, Singapore 118258

Attn:	Andrew Yeo

Dear Sirs,

I, , hereby confirm and agree to on the side letter agreement with regards to the Due Date of the loan dated 31 January 2024.

Yours faithfully,

For and on behalf of

PT Neura integrasi Solusi